Exhibit 99.1

Investor and Analyst Contact:	Media Contact:
Paul Anderson	Gary W. Hanson
(651) 458-6494	(602) 286-1777

Alpha IR Group
(651) 769-6700
nti@alpha-ir.com

Northern Tier Reports Third Quarter 2015 Results

Highlights

•	Third quarter Adjusted Net Income of $140.3 million and Adjusted EBITDA of $173.3 million

•	Declares third quarter distribution of $1.04 per common unit to be paid in cash on November 25, 2015

•	Record retail segment fuel sales and strong retail fuel margins

•	Approved Solvent Deasphalting unit project at the St. Paul Park refinery

Tempe, Ariz., Nov. 3, 2015 (Globe Newswire) - Northern Tier Energy LP and its subsidiaries (NYSE:NTI) (collectively, "Northern Tier" or the "Company") today reported third quarter 2015 Net Income of $103.5 million, compared to $96.2 million for third quarter 2014. Results for the 2015 quarter included a $36.8 million non-cash lower of cost or market ("LCM") inventory adjustment, which reduced operating income. Adjusted Net Income, which excludes the LCM adjustment, was $140.3 million for third quarter 2015, compared to $96.2 million for the prior year quarter. Adjusted EBITDA for third quarter 2015 was $173.3 million (excluding the LCM adjustment) compared to $122.8 million for third quarter 2014, due to higher gross margins per barrel. A reconciliation of reported earnings to these non-GAAP performance measures can be found in the accompanying tables.

Dave Lamp, Northern Tier's Chief Executive Officer, said, "This was an outstanding quarter for Northern Tier. We experienced an unplanned shutdown of our No. 2 Crude Unit at the end of September for crude tower repairs but were able to minimize the impact of the downtime by drawing down our finished product inventories. Our retail segment also performed well with our network of company-operated and franchise store locations achieving record fuel sale volumes. With these results, I am pleased to announce a third quarter distribution of $1.04 per unit."

Mr. Lamp continued, "Our general partner's Board of Directors recently approved the purchase and relocation to the St. Paul Park refinery of an existing 5,000 barrel per day Solvent Deasphalting unit, or SDA, for a total installed cost of approximately $63 million. The SDA is expected to be completed in mid-2017 and thereafter should contribute approximately $27 million annually in EBITDA, driven by upgrading residual oils for conversion to gasoline and diesel using our excess FCC capacity. Meanwhile, we continue to make good progress on the organic growth projects we previously announced, including our crude unit desalter and No. 2 crude unit revamp projects as well as the construction of new company-operated retail stores."

Third Quarter Operating Segment Highlights

Refining Segment

Refining operating income excluding the LCM adjustment was $147.1 million ($111.1 million including the LCM adjustment) for third quarter 2015 compared to $107.4 million for the prior year period. Refining gross margin was $24.97 per barrel of throughput for third quarter 2015 ($20.65 per barrel including the LCM adjustment) compared to $18.87 per barrel of throughput for third quarter 2014. Refining Adjusted EBITDA for third quarter 2015 was $165.0 million (excluding the LCM adjustment) compared to $121.4 million for the prior year period. This increase was driven by improved gross margins. Refined product sales for the third quarter 2015 were 99,600 barrels per day, while total throughput averaged 90,600 barrels per day, reflecting the impact of the unplanned shutdown of the No. 2 crude unit in September. Refined product sales and total throughput for the prior year period averaged 100,100 barrels per day and 96,500 barrels per day, respectively.

Retail Segment

Retail operating income for third quarter 2015, was $9.4 million (excluding the LCM adjustment), compared to $5.8 million for third quarter 2014. Fuel margins were $0.28 per gallon for third quarter 2015 ($0.27 per gallon including the LCM adjustment) compared to $0.20 per gallon for the prior year period. Adjusted EBITDA for the third quarter 2015 was $11.5 million (excluding the LCM adjustment) compared to $7.6 million in the third quarter 2014.

The aggregate of fuel gallons sold at company-operated retail stores plus fuel gallons sold to franchise stores increased 8.2% for the quarter ended September 30, 2015 compared to third quarter 2014 and 10.4% compared to third quarter 2013. This growth was primarily the result of adding 20 SuperAmerica franchise locations. The number of franchise locations totaled 102 as of September 30, 2015, compared to 82 as of September 30, 2014.

Liquidity and Capital Spending

Northern Tier's primary sources of liquidity are cash generated from operating activities and its ABL Facility ("ABL"). As of September 30, 2015, Northern Tier's cash on hand and availability under the ABL amounted to approximately $322 million as compared to approximately $381 million as of June 30, 2015. Working capital requirements can have a significant impact on the Company's liquidity. During periods of declining crude oil prices, cash from operations is negatively impacted by the timing of crude oil payables versus current product pricing. The reverse is true during periods of rising crude oil prices. Beginning in the fourth quarter of 2014, when the Company's crude oil costs dropped by over $30.00 per barrel, the Board of Directors of Northern Tier's general partner established a working capital reserve to reflect the negative impact on cash earnings for that period and to manage working capital requirements. While the Company considers its current level of liquidity to be adequate to support its continuing operations, the Board anticipates making changes, both increases and decreases, to the working capital reserve in periods when changes in crude oil prices significantly impact cash earnings versus earnings reported in accordance with generally accepted accounting principles ("GAAP"). During the third quarter of 2015, the Company's crude oil costs declined by approximately $19.00 per barrel from the beginning of the quarter to the end of the quarter, resulting in an estimated $40.0 million negative impact on cash earnings for the period. As a result, the Board increased the working capital reserve by $40.0 million, which reduced cash available for distribution for the third quarter 2015 correspondingly.

Capital spending for third quarter 2015 was $17.5 million, including $8.7 million on organic growth projects, compared to third quarter 2014 spending of $9.2 million.

Quarterly Distribution

Effective November 3, 2015, the Board of Directors (the "Board") of Northern Tier Energy GP LLC, the general partner of the Company declared a quarterly distribution of $1.04 per unit that will be paid in cash on November 25, 2015 to common unit holders of record as of the close of business on November 16, 2015. Cash available for distribution totaled $97.4 million for third quarter 2015, including the $40 million increase in the working capital reserve.

Northern Tier Energy LP is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter-to-quarter as a result of variations in, among other factors, (i) operating performance, (ii) cash flows caused by, among other things, fluctuations in the prices of crude oil and other feedstocks and the prices received for finished products, (iii) working capital requirements including inventory fluctuations, (iv) maintenance and regulatory capital expenditures, (v) organic growth capital expenditures less any amounts we may choose to fund with borrowings from our ABL Facility or by issuance of debt or equity securities and (vi) cash reserves deemed necessary or appropriate by the Board of Directors of our general partner.

Q4 2015 Operating and Capital Expenditure Guidance

For the fourth quarter of 2015, Northern Tier projects total throughput of between 96,000 and 101,000 barrels per day at the St. Paul Park refinery. Direct operating expense per barrel of throughput is expected to be between $4.20 and $4.70, not including turnaround expenditures. Total capital expenditures for the fourth quarter are expected to be between approximately $23 million and approximately $27 million, including between $10 million and $12 million for the organic growth projects. See the accompanying table for additional key metric guidance.

Conference Call Information

Northern Tier will host a conference call to discuss its quarterly results on Tuesday, November 3, 2015, at 11:30 am Eastern Time. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (877) 728-3739 or (530) 379-4675 and the passcode 48587440. An audio webcast of the call, as well as a slide presentation, will be available on the Investor section of www.northerntier.com under Calendar of Events. An audio replay of the conference call will be available for fourteen days following the call on www.northerntier.com and for seven days following the call by dialing (855) 859-2056 or (404) 537-3406 and the passcode 48587440.

About Northern Tier

Northern Tier Energy LP (NYSE:NTI) is an independent downstream energy company with refining, retail and logistics operations that serves the PADD II region of the United States. Northern Tier operates a 97,800 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier also operates approximately 165 convenience stores and supports approximately 102 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom's brand. Northern Tier is headquartered in Tempe, Arizona.

More information about Northern Tier is available at www.northerntier.com.

Non-GAAP Measures

This earnings release includes non-GAAP measures including Adjusted Net Income, Adjusted EBITDA, Cash Available for Distribution, Refining Gross Margin, Retail Fuel and Retail Merchandise Gross Margins, and other measures that exclude the impact of non-cash and special items. Northern Tier believes that these non-GAAP financial measures provide useful information about its operating performance. However, these measures have important limitations as analytical tools and should not be viewed in isolation or considered as alternatives to comparable GAAP financial measures. Northern Tier's non-GAAP financial measures may also differ from similarly named measures used by other companies. See the accompanying tables and footnotes in this release for additional information on the non-GAAP measures used in this release and reconciliations to the most directly comparable GAAP measures.

Forward-Looking Statements and Qualified Notice

This press release contains certain "forward-looking statements" which reflect Northern Tier's views and assumptions on the date of this press release regarding future events. These forward-looking statements include statements about, among other things, future: payment of distributions including the amount and timing thereof; finished product inventory levels; organic growth initiatives including the crude unit desalter, the No. 2 crude unit revamp and the solvent deasphalting unit projects and the progress, cost, details, timing and expected operating and financial performance thereof; FCC capacity; construction of new retail stores; franchise growth; liquidity including cash and ABL availability; working capital requirements and reserves relating thereto; crude oil prices; cash reserves including increases and/or decreases thereof; calculations of cash available for distribution; total or other throughput; crude oil charge and inventories; direct operating expenses; turnaround and related expenses; retail and franchise volumes, sales and margins; SG&A, depreciation and amortization; interest expense; income taxes and amounts and types of capital expenditures on maintenance, regulatory, discretionary and organic growth projects or otherwise. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond its control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date hereof. Northern Tier undertakes no obligation to update or revise publicly any such forward-looking statements. Northern Tier cautions you not to place undue reliance on these forward-looking statements. Please refer to Northern Tier's filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Northern Tier's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Northern Tier's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

NORTHERN TIER ENERGY LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions except per unit amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
REVENUE	$891.6	$1,547.4	$2,645.2	$4,496.2
COSTS, EXPENSES AND OTHER
Cost of sales	666.6	1,334.1	1,957.7	3,922.4
Direct operating expenses	75.2	71.1	220.8	202.9
Turnaround and related expenses	7.8	4.6	9.4	6.0
Depreciation and amortization	11.0	10.7	32.6	30.8
Selling, general and administrative expenses	20.5	22.8	62.9	72.5
Reorganization and related costs	—	—	—	12.9
Income from equity method investment	(4.2)	(0.9)	(12.0)	—
Other loss	0.1	0.2	0.4	0.5
OPERATING INCOME	114.6	104.8	373.4	248.2
Interest expense, net	(7.5)	(6.7)	(22.5)	(19.1)
INCOME BEFORE INCOME TAXES	107.1	98.1	350.9	229.1
Income tax provision	(3.6)	(1.9)	(7.3)	(3.5)
NET INCOME	$103.5	$96.2	$343.6	$225.6

Net earnings per common unit, basic	$1.11	$1.04	$3.70	$2.44
Net earnings per common unit, diluted	$1.11	$1.04	$3.69	$2.44
See notes to earnings release tables.

NORTHERN TIER ENERGY LP
SELECTED OPERATING INCOME DATA
(in millions, unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014 (b)	September 30, 2015	September 30, 2014 (b)
OPERATING INCOME
Refining	$111.1	$107.4	$374.7	$278.0
Retail	8.6	5.8	16.9	12.5
Corporate and unallocated costs	(5.1)	(8.4)	(18.2)	(42.3)
TOTAL OPERATING INCOME	114.6	104.8	373.4	248.2
Interest expense, net	(7.5)	(6.7)	(22.5)	(19.1)
Income tax provision	(3.6)	(1.9)	(7.3)	(3.5)
NET INCOME	$103.5	$96.2	$343.6	$225.6
See notes to earnings release tables.

NORTHERN TIER ENERGY LP
SELECTED BALANCE SHEET AND CASH FLOW DATA
(in millions, unaudited)

	September 30, 2015	December 31, 2014
Cash and cash equivalents	$114.6	$87.9
Total assets	$1,198.9	$1,180.4
Total debt and financing obligations	$360.4	$362.8
Equity	$497.3	$403.7

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net cash provided by operating activities	$114.1	$(19.7)	$317.3	$134.6
Net cash used in investing activities	(17.5)	(6.7)	(35.2)	(30.4)
Net cash used in financing activities	(109.9)	25.5	(255.4)	(84.0)
Net increase in cash and cash equivalents	$(13.3)	$(0.9)	$26.7	$20.2
See notes to earnings release tables.

NORTHERN TIER ENERGY LP
SUPPLEMENTAL OPERATING DATA
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
REFINING SEGMENT
Key Operating Statistics
Total refinery production (bpd)	90,362	96,625	94,451	94,314
Total refinery throughput (bpd)	90,590	96,464	94,538	94,054
Refined products sold (bpd)	99,617	100,064	100,630	97,252
Per barrel of throughput:
Refining gross margin	$20.65	$18.87	$21.15	$17.35
Refining gross margin excluding lower of cost or market inventory adjustment	$24.97	$18.87	$20.70	$17.35
Direct operating expenses	$4.84	$4.46	$4.74	$4.37
Per barrel of refined products sold:
Refining gross margin	$18.78	$18.19	$19.87	$16.78
Direct operating expenses	$4.40	$4.30	$4.46	$4.23
Refinery product yields (bpd):
Gasoline	43,914	45,440	45,155	45,055
Distillate	30,404	33,423	32,791	34,511
Asphalt	10,091	10,388	10,742	7,919
Other	5,953	7,374	5,763	6,829
Total	90,362	96,625	94,451	94,314
Refinery throughput (bpd):
Crude oil	89,586	94,843	92,711	92,936
Other feedstocks	1,004	1,621	1,827	1,118
Total	90,590	96,464	94,538	94,054
Crude oil by type (bpd):
Light crude oil	51,701	60,067	55,779	59,125
Synthetic crude oil	14,735	11,429	12,303	14,974
Heavy crude oil	23,150	23,347	24,629	18,837
Total	89,586	94,843	92,711	92,936

RETAIL SEGMENT
Company operated stores:
Fuel gallons sold (in millions)	78.4	79.7	227.7	229.5
Fuel margin per gallon	$0.27	$0.20	$0.23	$0.20
Fuel margin per gallon excluding lower of cost or market inventory adjustment	$0.28	$0.20	$0.23	$0.20
Merchandise sales (in millions)	$100.7	$95.7	$279.1	$264.1
Merchandise margin %	25.8%	25.7%	25.9%	26.0%
Number of stores at period end	165	165	165	165
Franchise stores:
Fuel gallons sold (in millions)	29.2	19.7	80.6	52.4
Royalty income	$0.9	$0.8	$2.6	$2.1
Number of stores at period end	102	82	102	82
See notes to earnings release tables.

NORTHERN TIER ENERGY LP
RECONCILIATION OF NET INCOME (LOSS) TO
EBITDA AND ADJUSTED EBITDA
(in millions, unaudited)

	Three Months Ended September 30, 2015
	Refining	Retail	Other	Total
Net income (loss)	$111.1	$5.0	$(12.6)	$103.5
Adjustments:
Interest expense	—	—	7.5	7.5
Income tax provision	—	3.6	—	3.6
Depreciation and amortization	8.8	2.0	0.2	11.0
EBITDA subtotal	119.9	10.6	(4.9)	125.6
Lower of cost or market inventory adjustment (c)	36.0	0.8	—	36.8
MPL proportionate depreciation expense	0.7	—	—	0.7
Turnaround and related expenses	7.8	—	—	7.8
Equity-based compensation expense	0.6	0.1	1.7	2.4
Adjusted EBITDA (a)	$165.0	$11.5	$(3.2)	$173.3

	Three Months Ended September 30, 2014 (b)
	Refining	Retail	Other	Total
Net income (loss)	$107.4	$3.9	$(15.1)	$96.2
Adjustments:
Interest expense	—	—	6.7	6.7
Income tax provision	—	1.9	—	1.9
Depreciation and amortization	8.7	1.8	0.2	10.7
EBITDA subtotal	116.1	7.6	(8.2)	115.5
MPL proportionate depreciation expense	0.7	—	—	0.7
Turnaround and related expenses	4.6	—	—	4.6
Equity-based compensation expense, including the effect of award accelerations from reorganization	—	—	2.0	2.0
Adjusted EBITDA (a)	$121.4	$7.6	$(6.2)	$122.8

	Nine Months Ended September 30, 2015
	Refining	Retail	Other	Total
Net income (loss)	$374.7	$9.6	$(40.7)	$343.6
Adjustments:
Interest expense	—	—	22.5	22.5
Income tax provision	—	7.3	—	7.3
Depreciation and amortization	26.3	5.7	0.6	32.6
EBITDA subtotal	401.0	22.6	(17.6)	406.0
Lower of cost or market inventory adjustment (c)	(11.7)	(0.5)	—	(12.2)
MPL proportionate depreciation expense	2.1	—	—	2.1
Turnaround and related expenses	9.4	—	—	9.4
Equity-based compensation expense	1.9	0.3	5.7	7.9
Adjusted EBITDA (a)	$402.7	$22.4	$(11.9)	$413.2

	Nine Months Ended September 30, 2014 (b)
	Refining	Retail	Other	Total
Net income (loss)	$278.0	$9.0	$(61.4)	$225.6
Adjustments:				—
Interest expense	—	—	19.1	19.1
Income tax provision	—	3.5	—	3.5
Depreciation and amortization	25.0	5.2	0.6	30.8
EBITDA subtotal	303.0	17.7	(41.7)	279.0
MPL proportionate depreciation expense	2.1	—	—	2.1
Turnaround and related expenses	6.0	—	—	6.0
Equity-based compensation expense, including the effect of award accelerations from reorganization	—	—	12.3	12.3
Reorganization and related costs, excluding equity based compensation	—	—	8.1	8.1
Adjusted EBITDA (a)	$311.1	$17.7	$(21.3)	$307.5
See notes to earnings release tables.

NORTHERN TIER ENERGY LP
CASH AVAILABLE FOR DISTRIBUTION
(in millions, unaudited)

Three Months Ended September 30, 2015
Net income	$103.5
Adjustments:
Interest expense	7.5
Income tax provision	3.6
Depreciation and amortization	11.0
EBITDA subtotal	125.6
Lower of cost or market inventory adjustment (c)	36.8
MPL proportionate depreciation expense	0.7
Turnaround and related expenses	7.8
Equity-based compensation expense	2.4
Adjusted EBITDA (a)	173.3
Cash interest	(7.1)
Cash income taxes paid	(0.7)
MPL proportionate depreciation expense	(0.7)
Increase in working capital reserve (d)	(40.0)
Capital expenditures (e)	(12.4)
Cash reserve for turnaround and related expenses (f)	(7.5)
Cash reserve for organic growth projects (f)	(7.5)
Cash available for distribution (g)	$97.4
See notes to earnings release tables.

NORTHERN TIER ENERGY LP
OTHER NON-GAAP PERFORMANCE MEASURES
(in millions, unaudited)

	Three Months Ended		Nine Months Ended
Refining operating information:	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Refining revenue	$762.3	$1,425.4	$2,291.7	$4,155.7
Refining cost of sales	590.2	1,257.9	1,745.8	3,710.3
Refining gross margin (h)	172.1	167.5	545.9	445.4
Refining lower of cost or market adjustment (c)	36.0	—	(11.7)	—
Refining gross margin excluding lower of cost or market adjustment (h)	$208.1	$167.5	$534.2	$445.4

Total throughput (millions of barrels)	8.3	8.9	25.8	25.7
Refining gross margin per barrel of total throughput	$20.65	$18.87	$21.15	$17.35
Refining gross margin excluding lower of cost or market adjustment per barrel of total throughput	$24.97	$18.87	$20.70	$17.35

Refining direct operating expenses	$40.3	$39.6	$122.4	$112.3
Total throughput (millions of barrels)	8.3	8.9	25.8	25.7
Refining direct operating expenses per barrel of throughput	$4.84	$4.46	$4.74	$4.37

	Three Months Ended		Nine Months Ended
Retail gross margin data:	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Retail revenue:
Fuel revenue	$201.8	$270.4	$561.7	$793.5
Merchandise revenue	100.7	95.7	279.1	264.1
Other revenue	10.3	12.5	29.0	35.7
Intercompany eliminations	(5.2)	(5.1)	(14.3)	(13.8)
Retail revenue	307.6	373.5	855.5	1,079.5

Retail cost of sales:
Fuel cost of sales	180.6	254.3	508.4	748.7
Merchandise cost of sales	74.6	71.1	206.8	195.4
Other cost of sales	4.7	7.4	13.0	20.8
Intercompany eliminations	(5.2)	(5.1)	(14.3)	(13.8)
Retail cost of sales	254.7	327.7	713.9	951.1

Retail gross margin: (i)
Fuel margin	21.2	16.1	53.3	44.8
Merchandise margin	26.1	24.6	72.3	68.7
Other margin	5.6	5.1	16.0	14.9
Intercompany eliminations	—	—	—	—
Retail gross margin	$52.9	$45.8	$141.6	$128.4

	Three Months Ended		Nine Months Ended
Retail fuel gross margin per gallon:	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Retail fuel revenue	$201.8	$270.4	$561.7	$793.5
Retail fuel costs of sales	180.6	254.3	508.4	748.7
Retail fuel gross margin (i)	21.2	16.1	53.3	44.8
Lower of cost or market inventory adjustment	0.8	—	(0.5)	—
Adjusted retail fuel gross margin (i)	$22.0	$16.1	$52.8	$44.8
Retail fuel gallons sold (in millions)	78.4	79.7	227.7	229.5
Retail fuel gross margin per gallon	$0.27	$0.20	$0.23	$0.20
Adjusted retail fuel gross margin per gallon	$0.28	$0.20	$0.23	$0.20

	Three Months Ended September 30, 2015
Supplemental operating income data:	Refining	Retail	Corporate and unallocated costs	Total
Operating income	$111.1	$8.6	$(5.1)	$114.6
Adjusted for special items:
Lower of cost or market inventory adjustment (c)	36.0	0.8	—	36.8
Operating income, adjusted for special items (j)	$147.1	$9.4	$(5.1)	$151.4

	Three Months Ended September 30, 2014 (b)
Supplemental operating income data:	Refining	Retail	Corporate and unallocated costs	Total
Operating income	$107.4	$5.8	$(8.4)	$104.8
Adjusted for special items:
Reorganization and related costs	—	—	—	—
Operating income, adjusted for special items (j)	$107.4	$5.8	$(8.4)	$104.8

	Nine Months Ended September 30, 2015
Supplemental operating income data:	Refining	Retail	Corporate and unallocated costs	Total
Operating income	$374.7	$16.9	$(18.2)	$373.4
Adjusted for special items:
Lower of cost or market inventory adjustment (c)	(11.7)	(0.5)	—	(12.2)
Operating income, adjusted for special items (j)	$363.0	$16.4	$(18.2)	$361.2

	Nine Months Ended September 30, 2014 (b)
Supplemental operating income data:	Refining	Retail	Corporate and unallocated costs	Total
Operating income	$278.0	$12.5	$(42.3)	$248.2
Adjusted for special items:
Reorganization and related costs	—	—	12.9	12.9
Operating income, adjusted for special items (j)	$278.0	$12.5	$(29.4)	$261.1

	Three Months Ended		Nine Months Ended
Reconciliation of Net Income to Adjusted Net Income:	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net Income	$103.5	$96.2	$343.6	$225.6
Adjusted for special items:
Reorganization and related costs	—	—	—	12.9
Lower of cost or market inventory adjustment (c)	36.8	—	(12.2)	—
Adjusted Net Income (j)	$140.3	$96.2	$331.4	$238.5

Weighted-average Units Outstanding (in millions): (k)	92.9	92.5	92.8	92.4
Net earnings per common unit, basic and diluted:
Actual	$1.11	$1.04	$3.69	$2.44
Adjusted	$1.51	$1.04	$3.57	$2.58

Reconciliation of SDA Project annual forecasted net income to annual forecasted Adjusted EBITDA:
Annual forecasted net income (l)	$24.0
Add: estimated depreciation expense	3.0
Annual forecasted Adjusted EBITDA (m)	$27.0
See notes to earnings release tables.

NORTHERN TIER ENERGY LP
Q4 2015 OPERATING AND CAPITAL EXPENDITURE GUIDANCE

	Q4 2015
	Low	High
Refinery Statistics:
Total crude charge (bpd)	94,000	97,000
Other throughput (bpd)	2,000	4,000
Total throughput (bpd)	96,000	101,000
Heavy crude oil throughput percentage of total throughput	25%	27%
Direct operating expenses excluding turnaround ($/throughput bbl)	$4.20	$4.70
Crude oil inventory (thousands of bbls)	1,700	2,000

Retail Statistics:
Forecasted gallons (mm):
Company-operated stores	76	78
Franchise stores	34	36
Retail fuel margin ($/gallon):	$0.21	$0.25
Merchandise sales ($ in mm)	$95	$98
Merchandise gross margin (%)	26%	27%
Direct operating expense ($ in mm)	$34	$35

Other Guidance ($ in mm):
Reserve for turnaround and related expenses	$5	$10
Cash reserve for organic growth projects	$5	$10
SG&A	$20	$22
Depreciation & amortization	$11	$12
Cash interest expense	$7	$8
Cash income taxes paid	$1	$3

Capital Expenditures ($ in mm):
Maintenance, regulatory and other discretionary projects	$13	$15
Organic growth projects	10	12
Total planned capital expenditures	$23	$27
See notes to earnings release tables.

NORTHERN TIER ENERGY LP
NOTES TO EARNINGS RELEASE TABLES

(a) Adjusted EBITDA is not a presentation made in accordance with GAAP and Northern Tier’s computation of Adjusted EBITDA may vary from others in its industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in calculating the components of various covenants in the agreements governing Northern Tier’s 2020 Secured Notes and ABL. Northern Tier believes the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. The calculation of Adjusted EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of significant turnaround activities which many of Northern Tier’s peers capitalize and therefore exclude from Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative to operating income or net income as measures of operating performance. In addition, Adjusted EBITDA is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes and depreciation and amortization, adjusted for depreciation from the Minnesota Pipe Line operations, lower of cost or market inventory adjustments, turnaround and related expenses and equity-based compensation expense. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP.

(b) In 2015, the Company modified the methodology whereby corporate costs are allocated to the Refining and Retail segments. This modification resulted in additional costs being allocated to the Refining and Retail segments from the Other segment. The table below presents the increase or (decrease) in Operating income; Operating income, adjusted for special items; Net income (loss); EBITDA; and Adjusted EBITDA in the 2014 periods that would have occurred as a result of this modification if the adjustments had been applied retroactively:

(in millions)	Three Months Ended September 30, 2014				Nine Months Ended September 30, 2014
	Refining	Retail	Other	Total	Refining	Retail	Other	Total
Increase (decrease)	(1.5)	(0.8)	2.3	—	(6.0)	(3.2)	9.2	—
(c) Represents a non-cash adjustment to record inventory at the lower of cost or market ("LCM") where cost is determined using the last-in, first-out ("LIFO") methodology. The Company's LCM reserve changed from $24.6 million at June 30, 2015 to $61.4 million at September 30, 2015, resulting in a $36.8 million non-cash charge recorded within cost of sales.

(d) Represents an increase in the company's working capital reserve. Working capital requirements are impacted primarily by changes in crude oil prices, which can impact cash generated from operations due to the timing of crude oil payables versus current product pricing. During the third quarter 2015, the Company's crude oil costs decreased, resulting in an estimated $40.0 million reduction in the Company's cash earnings versus earnings reported in accordance with GAAP, based on approximately 2.1 million barrels of crude oil outstanding. As a result, the Board of Directors of Northern Tier's general partner increased the working capital reserve accordingly.

(e) Capital expenditures include maintenance and regulatory capital expenditures on an accrual basis.

(f) Cash reserves are determined by the Board of Directors of Northern Tier's general partner and are primarily for the purpose of funding turnarounds and organic growth projects. Since spending may be significant in any given quarter, reserves are made over several quarters in order to mitigate the impact on cash available for distribution.

(g) Cash available for distribution is a non-GAAP performance measure that Northern Tier believes is important to investors in evaluating its overall cash generation performance. Cash available for distribution should not be considered as an alternative to operating income or net income (loss) as measures of operating performance. In addition, cash available for distribution is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. Northern Tier has reconciled cash available for distribution to Adjusted EBITDA and in addition reconciled Adjusted EBITDA to net income. Cash available for distribution has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP. Northern Tier's calculation of cash available for distribution may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure. Cash available for distribution for each quarter will be determined by the Board of Directors of Northern Tier's general partner following the end of such quarter.

(h) Refining gross margin is calculated by subtracting refining costs of sales from total refining revenues. Refining gross margin excluding lower of cost or market ("LCM") inventory adjustment is calculated by adding back the non-cash LCM inventory adjustment to refining gross margin. Refining gross margin and refining gross margin excluding LCM are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its refining segment performance as a general indication of the amount above its cost of products that it is able to sell refined products. Northern Tier's calculation of refining gross margin and refining gross margin excluding LCM may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure.

(i) Retail fuel gross margin and retail merchandise gross margin are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its retail performance. Northern Tier's calculation of retail fuel margin and retail merchandise margin may differ from similar calculations of other companies in its industry, thereby limiting their usefulness as comparative measures. Retail fuel gross margin and retail fuel gross margin excluding LCM are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its retail segment performance as a general indication of the amount above its cost of products that it is able to sell retail fuel products. Northern Tier's calculation of retail fuel gross margin and retail fuel gross margin excluding LCM may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure.

(j) Adjusted Net Income and operating income, adjusted for special items are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its operating performance. Northern Tier's calculation of Adjusted Net Income and operating income, adjusted for special items may differ from similar calculations of other companies in its industry, thereby limiting their usefulness as comparative measures.

(k) Weighted average number of shares outstanding assumes no changes related to accelerated vesting of equity-based compensation awards related to our reorganization.

(l) Annual forecasted net income is based primarily on five-year historical average (2010-2014) prices and differentials for asphalt, asphalt derivative products, pitch, fuel oil, gasoline and diesel. Management believes these assumptions are reasonable based on currently available information. Actual results may differ.

(m) Annual forecasted EBITDA is a non-GAAP financial measure that Northern Tier believes is an important measure that management and external users of the financial statements may use to assess the SDA Project's operating performance and its ability to generate sufficient cash flow to make distributions to Northern Tier's unitholders.